Exhibit 99.2

Novvi LLC

Financial Statements

(Unaudited)

December 31, 2015

Novvi LLC

Financial Statements

(Unaudited)

December 31, 2015

Table of Contents

Page(s)

Balance Sheets	1

Statements of Operations	2

Statements of Changes in Members’ Capital (Deficit)	3

Statements of Cash Flows	4

Notes to Financial Statements	5-11

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Novvi LLC

(Unaudited)

Balance Sheets

	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$187,612	$1,601,547
Accounts receivable	36,068	120,165
Inventories, net	564,403	1,036,250
Prepaid expenses	0	32,867
Total current assets	788,083	2,790,829
Property, plant and equipment, net	3,001,968	2,953,637
Total assets	$3,790,051	$5,744,466

Liabilities and Members’ Capital (Deficit)
Current liabilities
Accounts payable	$1,169,772	$712,531
Accrued expenses	260,868	771,572
Deferred revenues	0	35,015
Total current liabilities	1,430,640	1,519,118
Notes payable – related parties	8,738,556	5,580,000
Total liabilities	10,169,196	7,099,118
Commitments and contingencies	0	0
Members’ capital (deficit)	(6,379,145)	(1,354,652)
Total liabilities and members’ capital (deficit)	$3,790,051	$5,744,466

See notes to financial statements.

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Novvi LLC

(Unaudited)

Statements of Operations

	Year Ended December 31, 2015	Year Ended December 31, 2014
Revenues	$821,514	$159,488
Cost of sales	1,055,110	2,410,192
Gross margin	(233,596)	(2,250,704)
Operating expenses
Research and development	235,283	691,045
Selling, general and administrative expenses	4,383,040	6,003,155
Depreciation and amortization	150,567	80,504
Total operating expenses	4,768,890	6,774,704
Operating loss	(5,002,486)	(9,025,408)
Other income (expense)
Interest expense	(24,070)	(6,328)
Other income	2,063	7,549
Total other income, net	(22,007)	1,221
Net loss	$(5,024,493)	$(9,024,187)

See notes to financial statements.

2

Novvi LLC

(Unaudited)

Statements of Changes in Members’ Capital (Deficit)

For the Years Ended December 31, 2015 and 2014

Total Members’ Capital (Deficit)
Members’ deficit – December 31, 2014	$(1,354,652)
Net loss	$(5,024,493)
Members’ deficit – December 31, 2015	$(6,379,145)

See notes to financial statements.

3

Novvi LLC

(Unaudited)

Statements of Cash Flows

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014
Cash flows from operating activities
Net loss	$(5,024,493)	$(9,024,187)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	150,567	80,504
Inventory allowance provision	1,818,147	(2,027,279)
Changes in operating assets and liabilities
Accounts receivable	84,097	(120,165)
Inventories	(1,346,299)	2,018,443
Prepaid expenses	32,867	(27,263)
Accounts payable	457,241	927,923
Accrued expenses	(510,704)	699,341
Deferred revenue	(35,015)	35,015
Net cash used in operating activities	(4,373,592)	(7,437,668)
Cash flows from investing activities
Purchases of property, plant and equipment	(190,524)	(2,539,063)
Net cash used in investing activities	(190,524)	(2,539,063)
Cash flows from financing activities
Proceeds from notes payable – related parties	3,158,556	5,580,000
Contributions from members	-	4,150,000
Net cash provided by financing activities	3,158,556	9,730,000
Net increase (decrease) in cash and cash equivalents	(1,405,560)	(246,731)
Cash and cash equivalents – beginning of year/period	(246,731)	1,848,278
Cash and cash equivalents – end of year	$(1,652,291)	$1,601,547
Non-cash financing activities
Conversion of accounts payable to member’s capital	$-	$474,534

See notes to financial statements.

4

Novvi LLC

Notes to Financial Statements

(Unaudited)

December 31, 2015

Note 1 -	Background

Organization

Novvi LLC (the “Company”), was formed on September 6, 2011 as a Delaware limited liability company but remained dormant until March 26, 2013 when its members effected a joint operating agreement. Until March 26, 2013, the Company had no operations or activity. Accordingly, the Company views this as its inception date.

The Company has two members each owning 50% of the outstanding membership units. The purpose of the joint venture is to collaborate on the development, production, marketing, and distribution of base oils, additives, and lubricants derived from Biofene®, or other chemicals it may identify, for use in the lubricant market. The Company currently has operations in Emeryville, California, Leland, North Carolina and Houston, Texas.

Under the terms of the operating agreement, one member was obligated to make a contribution of $10 million. The second member was obligated to contribute certain licenses and rights as defined in the Company’s operating agreement. No value was assigned to these licenses and rights in the financial statements.

The Company is governed by a six-member Board of Managers (the “Board”), with each member represented by three managers. The Board appoints the officers of the Company, who are responsible for carrying out the daily operating activities as directed by the Board. The Company’s net income or loss is allocated to the members in accordance with the Company’s operating agreement.

Liquidity

The Company has incurred losses and negative cash flows from operations since inception. For the years ended December 31, 2015 and December 31, 2014, the Company incurred net losses from operations of $5,024,493 and $9,024,187, respectively, and negative cash flows from operations of $4,373,592 and $7,437,668, respectively. The Company will require capital funding from sources other than operations to fund its ongoing operations. However, management believes the Company will be able to raise additional capital in the near term through member contributions and offerings of equity or debt securities to fund its ongoing operations. Failure to successfully implement the proprietary technology, generate sufficient revenues, raise additional capital, or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives.

Revenue recognition

The Company recognizes revenue when a sales arrangement exists, risk and title to the product transfers to the customer and collectability is reasonably assured. Amounts collected prior to products produced and shipped are recorded as deferred revenue until shipment and risk and title transfers to the customer.

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Novvi LLC

Notes to Financial Statements

(Unaudited)

December 31, 2015

Note 2 -	Summary of Significant Accounting Policies

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash and cash equivalents.

Inventories

Inventories are stated at the lower cost or market and consist of raw materials, work in progress, finished goods and spare parts. Market is determined on the basis of estimated realizable values. Cost is determined as follows: raw materials and the material component of work in progress and finished goods are valued using the average cost for base oils. Labor and overhead are applied to work in progress and finished goods using a standard cost methodology based on total pounds produced in the production units. Spare parts inventories are comprised of plant spare parts needed to keep the plant operational.

An allowance is provided when it has been determined that the carrying value of inventories is below market as of the reporting date and is not recoverable. As of December 31, 2015, the Company determined the net realizable value of the inventories was less than the cost basis recorded based on recent sales and have recorded an allowance of $209,132 which is included in cost of sales in the accompanying statements of operations. The December 31, 2014 allowance was $2,027,279.

Property, plant and equipment

Property, plant and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing property, plant and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations. Depreciation expense is recorded on the straight-line basis over the following estimated useful lives:

Years

Machinery and equipment	10 - 15
Computer software and equipment	3 - 5
Plant, tanks, pipelines and other major components	25

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. In management’s opinion, there was no impairment of property, plant and equipment required as of December 31, 2015 and 2014.

Research and development

Research and development costs are expensed as incurred.

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Novvi LLC

Notes to Financial Statements

(Unaudited)

December 31, 2015

Note 2 -	Summary of Significant Accounting Policies (Continued)

Income taxes

The Company does not pay Federal income tax on its taxable income. Instead, the members are liable for Federal income tax on their respective shares of the Company’s taxable income reported on their Federal income tax returns.

The Company is subject to an income tax imposed by the state of Texas. The tax is a 1% tax that is levied on taxable margin. Taxable margin is defined as total revenue less deductions for cost of goods sold or compensation and benefits in which the total calculated taxable margin cannot exceed 70% of total revenue.

The Company recognizes in the financial statements the impact of an uncertain tax position only if it is more likely than not of being sustained upon examination by the taxing authority based on the technical merits of the position. The tax years from 2011 and forward are open for examination by the Internal Revenue Service. Any penalties or interest assessed as a result of an examination will be recognized in income tax expense.

Financial instruments and credit risk

The Company’s financial instruments consist of cash and cash equivalents and accounts payable. The carrying amount of each financial instrument approximates its fair value because of the short term nature of these items.

The Company maintains its cash account with a major bank with terms of the deposits being on demand to minimize risk. The Company has not incurred any losses related to these deposits.

For the year ended December 31, 2015, 13 customers accounted for all of the Company’s revenue.

For the year ended December 31, 2015, the Company had minimal purchases since there was no new base oil manufacturing during 2015. One major purchase of farnesene was made in December 2015 for use in manufacturing product in 2016. With the exception of crude Farnesene, all the raw materials purchased are commodity products commonly available from other suppliers, if needed, so the loss of their supplier would not have a material impact on the Company. The crude Farnesene used in production is only produced by one supplier, a member of the Company. The loss of this supplier could have a material impact on the Company’s operations. Total purchases of crude farnesene were $310,960 and $0 respectively, for the years ended December 31, 2015 and December 31, 2014.

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Unaudited financial information

The accompanying financial statements and related disclosures are unaudited.

7

Novvi LLC

Notes to Financial Statements

(Unaudited)

December 31, 2015

Note 3 -	Inventories, Net

Inventories consisted of the following as of December 31:

	2015	2014
Raw Materials	$370,327	$56,849
Work in process	-	993,360
Finished goods	384,179	1,997,453
Spare parts	19,029	15,867
	773,535	3,063,529
Inventory allowance	(209,132)	(2,027,279)

Inventories, net	$564,403	$1,036,250

Note 4 -	Property, Plant and Equipment, Net

Property, plant and equipment consisted of the following as of December 31:

	2015	2014
Plant	$1,896,580	$1,894,665
Machinery and equipment	703,115	733,250
Computer equipment	41,702	41,702
Construction in progress	600,678	381,935
	3,242,075	3,051,552
Less accumulated depreciation	(240,107)	(97,915)

Property, plant and equipment, net	$3,001,968	$2,953,637

Note 5 -	Notes Payable - Related Parties

On May 13, 2015, the Company entered into a third senior note agreement with the two members of the Company totaling $2,142,556 with each member lending $1,071,278. Principal payment and interest are due at the maturity date which is the earlier of May 13, 2018 or when the Company has admitted a new member. The note bears interest at a fixed rate of 0.36% per annum and is unsecured. As of December 31, 2015, the outstanding balance on the notes totaled $2,142,556.

On August 19, 2015, the Company entered into a fourth senior note agreement with the two members of the Company totaling $320,000 with each member lending $160,000. Principal payment and interest are due at the maturity date which is the earlier of August 19, 2018 or when the Company has admitted a new member. The note bears interest at a fixed rate of 0.36% per annum and is unsecured. As of December 31, 2015, the outstanding balance on the notes totaled $320,000.

8

Novvi LLC

Notes to Financial Statements

(Unaudited)

December 31, 2015

On October 16, 2015, the Company entered into a fifth senior note agreement with the two members of the Company totaling $272,000 with each member lending $136,000. Principal payment and interest are due at the maturity date which is the earlier of October 16, 2018 or when the Company has admitted a new member. The note bears interest at a fixed rate of 0.36% per annum and is unsecured. As of December 31, 2015, the outstanding balance on the notes totaled $272,000.

On November 13, 2015, the Company entered into a sixth senior note agreement with the two members of the Company totaling $184,000 with each member lending $92,000. Principal payment and interest are due at the maturity date which is the earlier of November 13, 2018 or when the Company has admitted a new member. The note bears interest at a fixed rate of 0.36% per annum and is unsecured. As of December 31, 2015, the outstanding balance on the notes totaled $184,000.

On December 18, 2015, the Company entered into a seventh senior note agreement with the two members of the Company totaling $240,000 with each member lending $120,000. Principal payment and interest are due at the maturity date which is the earlier of December 18, 2018 or when the Company has admitted a new member. The note bears interest at a fixed rate of 0.36% per annum and is unsecured. As of December 31, 2015, the outstanding balance on the notes totaled $240,000.

For the year ended December 31, 2015, interest expense from all senior notes totaled $24,070 and is recorded in the accompanying statements of operations.

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Novvi LLC

Notes to Financial Statements

(Unaudited)

December 31, 2015

Note 6 -	Employee Benefit Plan

Employees may elect to participate in the Company’s defined contribution 401(k) Profit Sharing Plan (the “Plan”).  Eligibility is obtained by being 21 years of age, upon which employees may enroll in the Plan. Participants can make annual salary contributions up to certain maximum amounts allowed by the Internal Revenue Service. Company contributions to the Plan are discretionary and determined by the Board. During 2015 and 2014, the Company did not elect to make a discretionary contribution to the Plan.

Note 7 -	Commitments and Contingencies

Litigation

In the normal course of business, the Company is subject to various claims, legal actions, and disputes. The Company provides for losses, if any, in the year in which they can be reasonably estimated. In the Company’s opinion, there are currently no such matters outstanding that would have a material effect on the accompanying financial statements.

Operating leases

Effective March 26, 2013, the Company entered into a cancellable sublease agreement with a certain member for lab space and equipment including office supplies, located in Emeryville, California. Total lease expense paid and/or owed to this member for 2015 and 2014 was approximately $713,000 and $710,000 respectively, and is included in selling, general and administrative expenses in the accompanying statements of operations. The monthly rent expense for this lease is approximately $60,000. This lease is cancellable with a 30 day notice.

The Company also subleases office space in Houston, Texas from a third party. Total rent expense from this lease for the year ended December 31, 2015 was approximately $29,000. This lease is cancellable with a 30 day notice.

Note 8 -	Related Parties Transactions

The Company entered into an IP License Agreement (the “Agreement”) with a member of the Company, under which the member granted the Company (i) an exclusive (subject to certain limited exceptions), worldwide, royalty-free license to develop, produce and commercialize base oils, additives, and lubricants derived from Biofene for use in the automotive and industrial lubricants markets and (ii) a non-exclusive, royalty free license, subject to certain conditions, to manufacture Biofene solely for its own products. In addition, both members granted the Company certain rights of first refusal with respect to alternative base oil and additive technologies that may be acquired by the members during the term of the Agreement. The Agreement has an initial term of 20 years from the date of the Agreement, subject to standard early termination provisions.

As of December 31, 2015, the Company owed this member approximately $310,960.

10

Novvi LLC

Notes to Financial Statements

(Unaudited)

December 31, 2015

Note 8 -	Related Parties Transactions (Continued)

The Company received cash contributions from members totaling $4,150,000 for the year ended December 31, 2015.

Note 9 -	Subsequent Events

Management has evaluated subsequent events as of March 7, 2016, the date the financial statements were available to be issued, and has determined that there are no subsequent events to be reported.

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